Published CUSIP Number: _______________

CREDIT AGREEMENT

Dated as of July 29, 2010

among

DICE HOLDINGS, INC.,
DICE INC.
and
DICE CAREER SOLUTIONS, INC.,
as the Borrowers,

THE SUBSIDIARIES OF THE BORROWERS IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES, INC.
and
KEYBANC CAPITAL MARKETS INC.,
as Joint Lead Arrangers and Co-Book Managers

TABLE OF CONTENTS

SCHEDULES

EXHIBITS

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 29, 2010 among DICE HOLDINGS, INC., a Delaware corporation (the "Company"), DICE INC., a Delaware corporation ("DICE") and DICE CAREER SOLUTIONS, INC., a Delaware corporation ("DCS", and together with the Company and Dice, the "Borrowers" and, each a "Borrower"), the Guarantors (defined herein), the Lenders from time to time party hereto (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Company has requested that the Lenders provide $90,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is SEVENTY MILLION DOLLARS ($70,000,000).

"Agreement" means this Credit Agreement.

"Alternative Currency" means (a) with respect to Revolving Loans, each currency (other than Dollars) that is approved by all of the Lenders in accordance with Section 1.06 and (b) with respect to Letters of Credit, each of Euro, Sterling and each other currency (other than Dollars) that is approved by the L/C Issuer in accordance with Section 1.06.

"Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

"Alternative Currency Sublimit" means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $20,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"Applicable Percentage" means with respect to any Lender at any time, (a) with respect to such Lender's Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender's Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender's portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time and (c) with respect to such Lender's portion of an outstanding Incremental Term Loan at any time, the percentage of the outstanding principal amount of such Incremental Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any documentation executed by such Lender pursuant to Section 2.01(d), as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.16.

"Applicable Rate" means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	BBA LIBOR Floating Rate Loans and Eurocurrency Rate Loans	Base Rate Loans
1	< 1.0 to 1.0	0.50%	2.75%	2.75%	1.75%
2	≥ 1.0 to 1.0 but < 1.5 to 1.0	0.50%	3.00%	3.00%	2.00%
3	≥ 1.5 to 1.0 but < 2.0 to 1.0	0.50%	3.25%	3.25%	2.25%
4	≥ 2.0 to 1.0	0.50%	3.50%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the written

request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding anything contained herein, (i) the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2010 shall be determined based upon Pricing Tier 1, and (ii) the Applicable Rate for any period shall be subject to the provisions of Section 2.01(d).

"Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" means, individually and collectively, Banc of America Securities LLC, J.P. Morgan Securities, Inc. and Keybanc Capital Markets Inc., in its capacity as joint lead arrangers and co-book managers.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form approved by the Administrative Agent.

"Attributable Indebtedness" means, with respect to any Person on any date, in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

"Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, including the notes thereto.

"Availability Period" means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

"Bank of America" means Bank of America, N.A. and its successors.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" and (c) the Eurocurrency Rate plus 1.0%. The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired

return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such "prime rate" announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

"BBA LIBOR Floating Rate" means a fluctuating rate of interest which can change on each Business Day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate ("BBA LIBOR") for Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Administrative Agent will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Administrative Agent from time to time) as determined at approximately 11:00 a.m. London time two (2) Business Days prior to the date in question, as adjusted from time to time in the Administrative Agent's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Administrative Agent.

"BBA LIBOR Floating Rate Loan" means a Loan that bears interest based on the BBA LIBOR Floating Rate. All BBA LIBOR Floating Rate Loans shall be denominated in Dollars.

"Borrower" and "Borrowers" each has the meaning specified in the introductory paragraph hereto.

"Borrower Materials" has the meaning specified in Section 7.02.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to (i) any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate or any BBA LIBOR Floating Rate Loan, (ii) any fundings, disbursements, settlements and payments in Dollars in respect of any such Loan, or (iii) any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day that is also a London Banking Day; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

"Capital Lease" means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Equivalents" means, as at any date: (1) with respect to the Company or any of its Subsidiaries (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three years from the date of acquisition (and acquired the Company or its Subsidiaries in a manner consistent with past practices), (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within 270 days of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (2) with respect to any Foreign Subsidiary of the Company: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Foreign Bank"), and in each case with maturities of not more than 270 days from the date of acquisition, (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank and (d) other investments of a comparable tenor and credit quality as those described in the forgoing clause (1) utilized by a Foreign Subsidiary for short term cash management purposes in countries in which such Foreign Subsidiary operates or in a country that is a member of the Organization for Economic Cooperation and Development.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule,

regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For the avoidance of doubt, "Change in Law" shall not include any regulations promulgated under, or any interpretation or other guidance issued in connection with, the existing Sections 1471 through 1474 of the Internal Revenue Code.

"Change of Control" means an event or series of events by which:

(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) any Permitted Holder) becomes (or shall have entered into a contract or arrangement that, upon consummation thereof, will become) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of a majority of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); and

(c) the Company fails to own and control 100% of the issued and outstanding Equity Interests of DICE or DCS.

"Closing Date" means July 29, 2010.

"Collateral" means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

"Collateral Documents" means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

"Commitment" means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

"Commitment Increase Amendment" has the meaning set forth in Section 2.01(d).

"Company" has the meaning specified in the introductory paragraph hereto.

"Compliance Certificate" means a certificate substantially in the form of Exhibit 7.02.

"Consolidated Adjusted EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period minus (c) income taxes paid in cash during such period.

"Consolidated Capital Expenditures" means, for any period, for the Company and its Subsidiaries on a consolidated basis, all capital expenditures (including capitalized software costs) but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition.

"Consolidated EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash stock option expenses deducted for the period, (v) losses during such period resulting from the Disposition of any asset of the Company or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, (vi) writeoff of debt discount and debt issuance costs and commissions, discounts and other similar fees and charges associated with Indebtedness of the Company and its Subsidiaries (including in respect of this Agreement), (vii) any non-cash charges associated with impairment and disposal of long-lived assets pursuant to FAS 144, (viii) any reasonable transaction related fees and expenses incurred in connection with any equity offering or any other offering of securities by the Company, (ix) any extraordinary or non-recurring non-cash expenses or losses including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business, (x) reasonable transaction related fees and expenses incurred by such Person or its Subsidiaries in connection with the transactions contemplated to be consummated hereby on the Closing Date in an aggregate amount not to exceed $250,000, (xi) writeoff of non-cash deferred revenue in connection with purchase accounting applied in respect of any Permitted Acquisition (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such Acquisition), (xii) writeoff of non-cash stock compensation expense, if any, and (xiii) business interruption insurance proceeds to the extent not already included in Consolidated Net Income, minus (c) without duplication, the following to the extent included in calculating such Consolidated Net Income: (i) non-cash income or gains for such period, (ii) interest income and (iii) any income or gain during such period resulting from the Disposition of any asset of the Company or any Subsidiary outside of the ordinary course of business.

"Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the four most recently completed fiscal quarters to (b) Consolidated Fixed Charges for the four most recently completed fiscal quarters.

"Consolidated Fixed Charges" means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for

such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) Restricted Payments (other than those made pursuant to Sections 8.06(a) and 8.06(b)) made during such period plus (d) prepayments in respect of Subordinated Debt made during such period.

"Consolidated Funded Indebtedness" means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, in each case to the extent issued or provided in respect of obligations that constitute Indebtedness, (d) any unreimbursed drawings under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, in each case to the extent not issued or provided in respect of obligations that constitute Indebtedness; (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (f) all Attributable Indebtedness; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (g) above of another Person; and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person. Notwithstanding the foregoing, for purposes of calculating Consolidated Funded Indebtedness, (i) Earn-Outs shall only be included to the extent that such Earn-Outs would, assuming the satisfaction of the conditions to the payment thereof set forth in the documentation governing such Earn-Out, become payable within twelve months of the date of determination of Consolidated Funded Indebtedness and (ii) the amount of such Earn-Out shall be determined by the Company in accordance with GAAP (including SFAS 141(R)).

"Consolidated Interest Charges" means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) the sum of (i) Consolidated EBITDA for the four most recently completed fiscal quarters plus (ii) the Earn-Out EBITDA Adjustment, if any.

"Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains and losses) for that period.

"Consolidated Scheduled Funded Debt Payments" means for any period for the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, "scheduled payments of principal" (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period for the determination of Consolidated Fixed Charges (but shall give effect to any such payments made in prior periods), (b) shall be deemed to include the Attributable Indebtedness, (c) shall not include any voluntary prepayments or

mandatory prepayments required pursuant to Section 2.05 and (d) shall not include payments in respect of any Earn-Outs.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"DCS" has the meaning specified in the introductory paragraph hereto.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

"Dice" has the meaning specified in the introductory paragraph hereto.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition and any issuance of Equity Interests.

"Dollar" and "$" mean lawful money of the United States.

"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

"Earn-Out" means any performance-based, deferred and contingent purchase consideration incurred in connection with an Acquisition.

"Earn-Out EBITDA Adjustment" means, as of any date of determination with respect to any Earn-Out that is required to be included in the determination of "Consolidated Funded Indebtedness" at such date, the minimum amount, if any, by which the portion of Consolidated EBITDA attributable to the assets, business or entity acquired in the related Acquisition would need to be increased to satisfy the performance-based condition precedent to the payment of such Earn-Out.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

"EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

"EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

"Environmental Laws" means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

"Euro" and "EUR" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

"Eurocurrency Base Rate" means

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equivalent to one month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

"Eurocurrency Rate" means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.

"Eurocurrency Rate Loan" means a Loan that bears interest at a rate based on clause (a) of definition of "Eurocurrency Rate."

"Eurocurrency Reserve Percentage" means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

"Event of Default" has the meaning specified in Section 9.01.

"Excluded Account" means (a) any deposit account of a Loan Party that is used solely for the purpose of payroll, bonuses, other compensation, employee benefits and related expenses and (b) deposit accounts of the Loan Parties that have balances of less than $500,000 in the aggregate.

"Excluded Property" means, with respect to any Loan Party, (a) any owned real property which is located outside of the United States, (b) any leased real property, (c) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (c) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (e) the Equity Interests of any direct Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (f) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (g) any general intangible, permit, lease, license, contract or other instrument to the extent the grant of a security interest in such general

intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Loan Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party's rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) including any intent-to-use applications for trademarks to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such applications under applicable Law; provided that (i) any such exclusion described in the foregoing clause (g) on the security interests granted under the Loan Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral, (h) any particular asset if, in the sole judgment of the Administrative Agent, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, and (i) any Excluded Account.

"Excluded Subsidiary" means, unless the Company (in its sole discretion) has caused such Person to execute and deliver a Joinder Agreement and has otherwise complied with the requirements of Section 7.13(b) with respect thereto, each of MUP, Inc., a Georgia corporation, Dice India Holdings, Inc., a Delaware corporation, and EW Knowledge Products, Inc., a Florida corporation.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or as a result of a present or former connection between such recipient and such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced any of the Loan Documents) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or 3.01(c) and (e) any withholding tax that is attributable to a Foreign Lender's failure or inability to take any action (including entering into an agreement with the Internal Revenue Service), comply with any information gathering and/or reporting requirements, or to provide the Company (with a copy to the Administrative Agent, as applicable) with appropriate certification, in each case, as required to obtain exemption from any United States federal withholding taxes under Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letter" means the letter agreement, dated June 17, 2010 among the Company, the Administrative Agent and Banc of America Securities LLC.

"Foreign Lender" means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer or a successor Administrative Agent, whether acting in its capacity as a Lender or as Administrative Agent). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" means each Wholly-Owned Domestic Subsidiary of the Company identified as a "Guarantor" on the signature pages hereto and each other Wholly-Owned Domestic Subsidiary that joins as a Guarantor pursuant to Section 7.13 or otherwise, together with their successors and permitted assigns.

"Guaranty" means the Guarantee of the Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Honor Date" has the meaning set forth in Section 2.03(c).

"Immaterial Foreign Subsidiary" means any direct ("first-tier") Foreign Subsidiary of any Loan Party that (a) together with its Subsidiaries, has neither annual revenues nor assets in excess of 5% of revenues or assets, respectively, of the Company and its Subsidiaries on a consolidated basis and (b) together with all other direct ("first-tier") Foreign Subsidiaries of the Loan Parties meeting the criteria set forth in the preceding clause (a), and their respective Subsidiaries, has neither annual revenues nor assets in excess of 10% of revenues or assets, respectively, of the Company and its Subsidiaries on a consolidated basis.

"Incremental Term Loan" has the meaning provided in Section 2.01(c).

"Incremental Term Loan Agreement" means, with respect to an Incremental Term Loan, a joinder agreement, in form and substance satisfactory to the Administrative Agent, executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment and the Administrative Agent.

"Incremental Term Loan Commitment" means, as to each Lender, its obligation to make its portion of an Incremental Term Loan to the Borrowers pursuant to Section 2.01(c) in the principal amount set forth in the applicable Incremental Term Loan Agreement.

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c) the Swap Termination Value of any Swap Contract;

(d) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including Earn-Outs;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Guarantees of such Person in respect of any of the foregoing; and

(i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 11.04(b).

"Information" has the meaning specified in Section 11.07.

"Interest Payment Date" means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan) or any BBA LIBOR Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

"Interest Period" means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and

ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

"IP Rights" has the meaning specified in Section 6.17.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

"Joinder Agreement" means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Wholly-Owned Domestic Subsidiary in accordance with the provisions of Section 7.13.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, each other Person that becomes a "Lender" in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

"Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be denominated in Dollars or in an Alternative Currency.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

"Letter of Credit Expiration Date" means the day that is ten days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Fee" has the meaning specified in Section 2.03(h).

"Letter of Credit Sublimit" means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"Lien" means any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan, the Term Loan or the Incremental Term Loan.

"Loan Documents" means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Incremental Term Loan Agreement, the Fee Letter and each intercreditor or subordination agreement that relates to the Obligations.

"Loan Notice" means a notice of (a) a Borrowing of Revolving Loans, the Term Loan or an Incremental Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

"Loan Parties" means, collectively, each Borrower and each Guarantor.

"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Material Foreign Subsidiary" means any direct ("first-tier") Foreign Subsidiary of any Loan Party that is not an Immaterial Foreign Subsidiary.

"Maturity Date" means January 31, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgaged Property" means any real property that is owned or leased by any Loan Party and is subject to a Mortgage.

"Mortgages" means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interests of any Loan Party in any real property.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which the Company or any ERISA Affiliate has any liability.

"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by any Loan Party in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party in any Disposition or Involuntary Disposition.

"Note" has the meaning specified in Section 2.11(a).

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party or any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender or Affiliate of a Lender.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means (a) with respect to any Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an

amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

"Participant" has the meaning specified in Section 11.06(d).

"Participating Member State" means each state so described in any EMU Legislation.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Act" means the Pension Protection Act of 2006.

"Pension Funding Rules" means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan" means any employee pension benefit plan (excluding a Multiple Employer Plan and a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

"Permitted Acquisition" means an Investment consisting of an Acquisition by the Company or any of its Wholly-Owned Subsidiaries, provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is reasonably related to the business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any reasonable extensions or expansions thereof, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis and (ii) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, is equal to or less than 2.0 to 1.0, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (f) the aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price, any Earn-Outs and Equity Interests issued) paid by the Company and its Subsidiaries for all such Acquisitions (excluding for this purpose the consideration for the Rigzone Acquisition) occurring during any twelve month period shall not exceed $45,000,000.

"Permitted Holders" means General Atlantic Partners 79, L.P., Quadrangle Capital Partners II LP and their respective Affiliates (that are not portfolio companies).

"Permitted Liens" means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

"Permitted Transfers" means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Company and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of property to the Company or any Subsidiary; provided, that if the transferor of such property is a Loan Party either (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; (f) the use, transfer, sale or disposition of cash or Cash Equivalents for fair market value in the ordinary course of business and not otherwise prohibited by the Loan Documents; and (g) the termination of leases, subleases, licenses and sublicenses in the ordinary course of business.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

"Platform" has the meaning specified in Section 7.02.

"Pro Forma Basis" means, with respect to any transaction, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Furthermore for purposes of calculating the Consolidated Fixed Charge Coverage Ratio on a Pro Forma Basis (x) for purposes of any Restricted Payment made pursuant to Section 8.06(c), such Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such Restricted Payment for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b) but any Restricted Payments actually made pursuant to Section 8.06(c) during the first quarter of such four fiscal quarter period shall be excluded from Consolidated Fixed Charges for such calculation and (y) for purposes of any prepayment of Subordinated Debt made pursuant to Section 8.12(b), such prepayment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such prepayment for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b) but any prepayments actually made pursuant to Section 8.12(b) during the first

quarter of such four fiscal quarter period shall be excluded from Consolidated Fixed Charges for such calculation.

"Pro Forma Compliance Certificate" means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or 7.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

"Public Lender" has the meaning specified in Section 7.02.

"Register" has the meaning specified in Section 11.06(c).

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

"Required Lenders" means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Responsible Officer" means the chief executive officer, vice president-treasury, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person's stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

"Revaluation Date" means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to

Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall require.

"Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(d), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Revolving Loan" has the meaning specified in Section 2.01(a).

"Rigzone Acquisition" means the Acquisition by the Company of all of the Equity Interests of Rigzone.com, Inc., a Texas corporation.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

"Sale and Leaseback Transaction" means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securitization Transaction" means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

"Security Agreement" means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

"Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities

beyond such Person's ability to pay such debts and liabilities as they mature, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Special Notice Currency" means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

"Spot Rate" for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

"Sterling" and "£" mean the lawful currency of the United Kingdom.

"Subordinated Debt" means unsecured Indebtedness of a Loan Party which is expressly subordinated in right of payment to the prior payment-in-full of the Obligations pursuant to a subordination agreement or other subordination provisions, and containing such other payment terms, covenants, defaults and remedies, that are satisfactory to the Administrative Agent.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.04(a).

"Swing Line Loan Notice" means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

"Swing Line Sublimit" means an amount equal to the lesser of (a) $7,500,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" has the meaning specified in Section 2.01(b). The Term Loan shall be denominated in Dollars.

"Term Loan Commitment" means, as to each Lender, its obligation to make its portion of the Term Loan to the Company pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender's name on Schedule 2.01 or in any documentation executed by such Lender pursuant to Section 2.01(d). The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $20,000,000.

"Threshold Amount" means $5,000,000.

"Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

"Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds

transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

"Type" means, with respect to any Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a BBA LIBOR Floating Rate Loan.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

"Voting Stock" means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

"Wholly Owned Domestic Subsidiary" means any Domestic Subsidiary that is a Wholly Owned Subsidiary.

"Wholly Owned Subsidiary" means any Person 100% of whose Equity Interests are at the time owned by the Company directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Company, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer

to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 and all other calculations of the Consolidated Leverage Ratio (including for purposes of (i) determining the Applicable Rate, (ii) the definition of Permitted Acquisition, (iii) Section 8.06 and (iv) Section 8.12) shall be made on a Pro Forma Basis with respect to any Disposition (other than Permitted Transfers), Involuntary Disposition or Acquisition occurring during the applicable period.

1.04 Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders that would be obligated to make Credit Extensions denominated in such requested currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency

hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans, Term Loan and Incremental Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Commitment and (iii) the Outstanding Amount of all Credit Extensions denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Eurocurrency Rate Loans or BBA LIBOR Floating Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as BBA LIBOR Floating Rate Loans.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the "Term Loan") to the Borrowers in Dollars on the Closing Date (or on the effective date of any increase in the aggregate Term Loan Commitments pursuant to Section 2.01(d), as applicable) in an amount not to exceed such Lender's Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans, Eurocurrency Rate Loans or BBA LIBOR Floating Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as BBA LIBOR Floating Rate Loans.

(c) Incremental Term Loans. Subject to Section 2.01(d), on the effective date of the applicable Incremental Term Loan Agreement, each Lender party thereto severally agrees to make its portion of a term loan (each an "Incremental Term Loan") in a single advance to the Borrowers in Dollars in the amount of its Incremental Term Loan Commitment as set forth in such Incremental Term Loan Agreement. Amounts repaid on the Incremental Term Loans may not be reborrowed. The Incremental Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans or BBA LIBOR Floating Rate Loans, as further provided herein.

(d) Increases of the Commitments; Institution of Incremental Term Loans. The Company shall have the right, upon at least fifteen (15) Business Days' prior written notice to the Administrative Agent, to increase (in one or more increases) the Aggregate Revolving Commitments (but not the Alternative Currency Sublimit, Letter of Credit Sublimit or the Swing Line Sublimit) and/or the Term Loan Commitments or to institute one or more Incremental Term Loans at any time prior to the Maturity Date subject to satisfaction of the following conditions precedent:

(i) the sum of (A) the aggregate amount of all increases in the Aggregate Revolving Commitments and the Term Loan Commitments pursuant to this Section 2.01(d) plus (B) the aggregate original principal amount of all Incremental Term Loans made pursuant to this Section 2.01(d) shall not exceed $25,000,000;

(ii) no Default shall have occurred and be continuing on the date on which such increase or institution is to become effective;

(iii) the representations and warranties set forth in Article VI shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) on and as of the date on which such increase or institution is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) as of such earlier date;

(iv) such increase or institution shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(v) such requested increase or institution shall only be effective upon receipt by the Administrative Agent of (A) additional commitments in a corresponding amount of such requested increase or institution from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (it being understood and agreed that no existing Lender shall be required to provide an additional commitment) and (B) documentation from each institution providing an additional commitment evidencing their commitment and their obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent (which documentation shall take the form of Incremental Term Loan Agreements, in the case of an institution of an Incremental Term Loan);

(vi) the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for, and the validity of, such increase in the Aggregate Revolving Commitments and/or the Term Loan Commitments and/or the institution of the Incremental Term Loan, all in form and substance reasonably satisfactory to the Administrative Agent;

(vii) if the reallocation, if any, of outstanding Loans among the Lenders in connection with such increase results in the prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto, the Borrower shall have paid to each affected Lender such amounts, if any, as may be required pursuant to Section 3.05;

(viii) if in connection with any increase or institution, the institutions providing such additional Commitments require that the Applicable Rate with respect to such Commitments be increased, the Applicable Rates for all Credit Extensions shall be increased by the same amount; and

(ix) in the case of the institution of an Incremental Term Loan, the scheduled principal amortization payments under such Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Agreement; provided that the weighted average life of the Incremental Term Loan shall not be less than the weighted life to maturity of the Term Loan.

(e) (i) Upon the effectiveness of any increase in the Aggregate Revolving Commitments and/or the aggregate Term Loan Commitments, as applicable, pursuant to Section 2.01(d) above, (A) the

Applicable Percentages of the Lenders shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender's Commitments (other than a Lender whose Commitments shall have been increased in connection with such increase) shall remain unchanged and (B) the Company, the Administrative Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Loans of the affected category to conform the respective amounts thereof held by each Lender to the Applicable Percentages as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Loan that is a Eurodollar Rate Loan on a day other than the last day of the Interest Period applicable thereto, and (ii) in the case of an increase in the aggregate Term Loan Commitments, beginning with the date of the next principal amortization payment, occurring after the date of such increase, the amount of each principal amortization payment on the Term Loans, shall be increased by the minimum amount that, when allocated ratably (based on outstandings) among all of the Lenders holding the Term Loans, immediately after giving effect to such increase in the Term Loans, would provide (assuming all other things to be equal) for each of the Lenders holding the Term Loans, as applicable, immediately prior to giving effect to such increase in the Term Loans, to receive in connection with such principal amortization payment an amount at least equal to the amount that such Lender would have received had such increase in the aggregate Term Loan Commitments, (and the corresponding adjustment to such principal amortization payment pursuant to this Section 2.01(e)) not taken place.

(f) If any amendment to this Agreement is required to give effect to any increase or institution pursuant to this Section 2.01 (including an increase of Applicable Rates contemplated by subsection (d)(viii) above), the Lenders hereby authorize that such amendment shall be effective if executed by the Loan Parties and the Administrative Agent (each such amendment is a "Commitment Increase Amendment").

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans or BBA LIBOR Floating Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans or BBA LIBOR Floating Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans or BBA LIBOR Floating Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) the applicable Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type

of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date of a Borrowing of Revolving Loans denominated in Dollars, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, the Required Lenders may demand (in writing) that no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) or BBA LIBOR Floating Rate Loans, and in the absence of such demand, Eurocurrency Rate Loans may only be continued for an Interest Period of one month or converted into a Base Rate Loan.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Commitment, (y) the Outstanding Amount of all Credit Extensions denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders) holding a majority of the Revolving Commitments have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to borrowers generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the Company or such Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later

date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Required Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer will agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, the Required Lenders or the Company that one or more of the applicable conditions specified in

Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an "Honor Date"), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that the Company has received notice of such payment by 11:00 a.m. on such Honor Date, and if the Company receives notice of such payment after such time, the Company shall make such payment not later than 11:00 a.m. on the Business Day following receipt of such notice (together with interest thereon). If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available in Dollars at the Administrative Agent's Office for Dollar-denominated payments (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the

Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C

Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company's instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the "Letter of Credit Fee") (i) for each commercial Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such

Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten Business Days following receipt of written invoice and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company's business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in is sole discretion make loans (each such loan, a "Swing Line Loan") to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's

Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Company's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, (ii) the applicable Borrower and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Lenders) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower. Notwithstanding the foregoing provisions of this Section 2.04(b), (i) the Company and the Swing Line Lender may from time to time agree to make Swing Line Loan advances pursuant to an "auto-borrow" and "zero-balance" or other similar arrangement, subject however to the conditions and limitations relating to the Swing Line Loans set out herein and (ii) in the event that an agreement providing for an "auto-borrow" and "zero-balance" or other similar arrangement shall then be in place with the Swing Line Lender, Swing Line Loan advances shall be in such principal minimum amounts, if any, provided by such agreement.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a

Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent's Office for Dollar-denominated deposits not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line

Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans, Term Loan and Incremental Term Loan. Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, the Term Loan and/or the Incremental Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans or BBA LIBOR Floating Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount equal to the Dollar Equivalent of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (D) any prepayment of Base Rate Loans or BBA LIBOR Floating Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (E) any prepayment of the Term Loan or the Incremental Term Loan shall be applied first to the remaining principal amortization payments in the then current calendar year in direct order of maturity and second to the remaining principal amortization payments in inverse order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount

specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, in the event that an agreement providing for an "auto-borrow" and "zero-balance" or other similar arrangement shall then be in place with the Swing Line Lender, prepayments of Swing Line Loans shall be in such minimum amounts, if any, provided by such agreement.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings at such time exceed the Aggregate Revolving Commitments then in effect, then the Borrowers shall immediately prepay Revolving Loans and/or Swing Line Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Aggregate Revolving Commitments then in effect.

(ii) Alternative Currency Sublimit. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Credit Extensions denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans denominated in Alternative Currencies and/or the Company shall Cash Collateralize the L/C Obligations denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iii) Dispositions and Involuntary Dispositions. The Company shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party from all Dispositions (other than (i) Permitted Transfers and (ii) individual Dispositions not exceeding $75,000) and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Loan Parties within 360 days of the date of such Disposition or Involuntary Disposition.

(iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations;

(B) with respect to all amounts prepaid pursuant to Section 2.05(b)(ii), first, ratably to the outstanding Revolving Loans denominated in Alternative Currencies, and, second, to Cash Collateralize the remaining L/C Obligations denominated in Alternative Currencies; and

(C) with respect to all amounts prepaid pursuant to Section 2.05(b)(iii), ratably to the Term Loan and the Incremental Term Loans (in each case, first to the remaining principal amortization payments in the then current calendar year in direct order of maturity and second to the remaining principal amortization payments in inverse order of maturity.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans, second to BBA LIBOR Floating Rate Loans and third to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction (or such other time as the Administrative Agent may agree), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay on (i) unless an agreement providing for an "auto-borrow" and "zero-balance" or other similar arrangement shall then be in place with the Swing Line Lender and shall otherwise provide, the first Business Day of each month and (ii) on the Maturity Date the aggregate principal amount of all Swing Line Loans outstanding on such date.

(c) Term Loan. The Borrowers shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000
June 30, 2012	$1,000,000
September 31, 2012	$1,000,000
December 31, 2012	$1,000,000
March 31, 2013	$1,000,000
June 30, 2013	$1,000,000
September 30, 2013	$1,000,000
December 31, 2013	$1,000,000
Maturity Date	Remaining outstanding balance

(d) Incremental Term Loan. The Borrowers shall repay the outstanding principal amount of the Incremental Term Loan in the installments on the dates and in the amounts set forth in the Incremental Term Loan Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each BBA LIBOR Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the BBA LIBOR Floating Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Fee Letter. The Borrowers shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans

denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders factually determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. The Company's obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender's Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11(a) (a "Note"). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent's Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided

herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or BBA LIBOR Floating Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or BBA LIBOR Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any

payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Joint and Several Liability of Borrowers; Etc..

(a) Joint and Several Liability.

(i) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other documents evidencing the Obligations, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(ii) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(iii) If and to the extent that a Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any obligations under the Loan Documents in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(iv) The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or

of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lenders.

(vi) The provisions of this Section 2.14 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefore may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.

(vii) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or other documents evidencing the Obligations, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.

(b) Appointment of Company. Each of Dice and DCS hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the

proceeds of any Loans made by the Lenders, to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, upon notice from the Administrative Agent, Cash Collateralize the then Outstanding Amount of all L/C Obligations within two Business Days of such notice. In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. At any time that there shall exist a Defaulting Lender, within two Business Days following the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If as a result of fluctuations in foreign currency exchange rates, the amount of Cash Collateral previously provided pursuant to this Section 2.15(a) becomes less than the Fronting Exposure of the L/C Obligations that are required to be Cash Collateralized, then upon request of the Administrative Agent the Company shall provide additional Cash Collateral in an amount necessary to eliminate such deficiency.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall, unless otherwise agreed by the Administrative Agent, be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable

Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree (in its sole discretion) that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to

post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the "Applicable Percentage" of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (A) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (i) the Revolving Commitment of that non-Defaulting Lender minus (ii) the aggregate Outstanding Amount of the Revolving Loans of that Lender and (B) with respect to any non-Defaulting Lender, the aggregate Outstanding Amount of such non-Defaulting Lender's Revolving Loans plus such non-Defaulting Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such non-Defaulting Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such non-Defaulting Lender's Revolving Commitment.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in

accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Loan Parties or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Company or the Administrative Agent) incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(iii) If any Loan Party reasonably believes that any Indemnified Taxes or Other Taxes were not correctly or legally asserted, the indemnified Person will use commercially reasonable efforts to cooperate with such Loan Party to obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole reasonable discretion of such Person, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to such Person.

(d) Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender, the L/C Issuer and the Administrative Agent shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Person's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Person by the respective Borrowers pursuant to this Agreement or otherwise to establish such Person's status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender, L/C Issuer or Administrative Agent that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Person is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on

behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of such Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) Each Foreign Lender shall, in the case of any payment after December 31, 2012 in respect of any Loan that was not outstanding on March 18, 2012, provide upon reasonable request from the Company or the Administrative Agent, any additional information that the Company or the Administrative Agent needs in order for the Company or the Administrative Agent to determine the amounts of any applicable withholding taxes, including information applicable to compliance with Sections 1471 – 1474 of the Internal Revenue Code, if applicable.

In addition to the foregoing, each Foreign Lender shall take any action (including, without limitation, entering into any agreement with the IRS) and comply with any information gathering, reporting or other requirements, in each case that are required to obtain exemption from any United States federal withholding taxes under Internal Revenue Code Sections 1471 and 1472, any regulations promulgated thereunder and any guidance issued in connection therewith.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or

deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund (or has had a refund applied against amounts otherwise owed) of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether such Loans are denominated in Dollars or an Alternative Currency) or the BBA LIBOR Floating Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or the BBA LIBOR Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies, to make BBA LIBOR Floating Rate Loans or, in the case of Eurocurrency Rate Loans in Dollars and BBA LIBOR Floating Rate Loans, to convert Base Rate Loans to Eurocurrency Rate Loans or BBA LIBOR Floating Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender's Eurocurrency Rate Loans or BBA LIBOR Floating Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either (1) in the case of Eurocurrency Rate Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or (2) immediately, in the case of BBA LIBOR Floating Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate or the BBA LIBOR Floating Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate or the

BBA LIBOR Floating Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any Eurocurrency Rate Loan or BBA LIBOR Floating Rate Loan that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and, if applicable, Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining (i) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan or (ii) the BBA LIBOR Floating Rate for an existing or proposed BBA LIBOR Floating Rate Loan, (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan or (d) the BBA LIBOR Floating Rate with respect to a proposed BBA LIBOR Floating Rate Loan or in connection with a BBA LIBOR Floating Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (y) the obligation of the Lenders to make or maintain BBA LIBOR Floating Rate Loans shall be suspended and (z) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BBA LIBOR Floating Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate or the BBA LIBOR Floating Rate) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or the BBA LIBOR Floating Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers will pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Company; or

(c) any failure by any Borrower to make payment of any Loan or reimburse a drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13; or

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Loan Parties' obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor (in its capacity as such) under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Additional Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against the Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Loan Documents or the other documents and agreements relating to the Obligations or, foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors' obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors' obligations hereunder be absolute,

irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer or other appropriate officer of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action and/or incumbency certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i) UCC financing statements (or its equivalent) for each appropriate jurisdiction as is necessary to perfect the Administrative Agent's security interest in the Collateral;

(ii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person); and

(iii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary to perfect the Administrative Agent's security interest in the United States registered intellectual property of the Loan Parties.

(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.02(a) and (b) have been satisfied.

(g) Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all outstanding amounts under the Amended and Restated Financing Agreement, dated as of March 21, 2007, among the

Borrowers, the guarantors party thereto, the lenders party thereto and Ableco Finance, LLC, as administrative agent, shall have been repaid and all commitments thereunder terminated and all Liens in connection therewith have been released.

(h) Fees. Receipt by the Administrative Agent, each Arranger and the Lenders of any fees (including arrangement and upfront fees) required to be paid on or before the Closing Date.

(i) Attorney Costs. The Company shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to

be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The financial statements delivered pursuant to Sections 7.01(a) and 7.01(b) (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(b) The Audited Financial Statements and the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ending March 31, 2010 (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in, or valid leasehold interests in, all real and personal property and necessary or used in the ordinary conduct of its business, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09 Environmental Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries have no liability under existing Environmental Laws and there are no claims pending that allege their potential liability under such Environmental Laws.

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any Subsidiary has failed to undertake or complete, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not expected to result in liability to any Loan Party or any Subsidiary.

6.10 Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses in localities where the applicable Loan Party or the applicable Subsidiary operates. The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

Each Loan Party and its Subsidiaries have filed all federal income tax returns required to be filed, all other material federal tax returns and reports required to be filed and all material state, local and foreign tax returns and reports required to be filed, and have paid all material Taxes due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA and the Internal Revenue Code, except as could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not result in liability to the Company or any other Loan Party in excess of the Threshold Amount, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, Multiple Employer Plan or Multiemployer Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

6.15 Disclosure.

No report, financial statement, certificate or other written information (other than projections, pro forma financial information, estimates, budgets, other forward-looking information and information of a

general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), as of the time it was furnished (and when modified or supplemented, as applicable), contained any misstatement of fact or omitted as of such time to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading. With respect to projections, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections are not to be viewed as facts or as guarantee of performance or achievement of any particular results and that actual results may vary from actual results and that such variances may be material and that no assurance can be given that the projected results will be realized.

6.16 Compliance with Laws.

Each Loan Party and Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, domain names, website addresses, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, except to the extent that a failure to own or possess such legal right to use would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of (i) all IP Rights registered, or for which registration has been applied for, with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date and (ii) all material websites and domain names owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person, except as would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the material IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 Solvency.

The Company and its Subsidiaries are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents will, upon the execution and delivery thereof, be effective to create valid security interests in, and Liens on, the Collateral purported to be covered thereby and described therein, which security interests and Liens will be perfected security interests and Liens, prior to all other Liens other than Permitted Liens, upon the timely and proper filings, deliveries, notations and other actions contemplated by the Collateral Documents (to the extent that (a) such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated by the Collateral

Documents and (b) such actions are required to be taken with respect to such Collateral by the terms of the Collateral Documents).

6.20 Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date. Set forth on Schedule 6.20(c) is the chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure. Set forth on Schedule 6.20(e), is a list of each deposit and investment account of each Loan Party as of the Closing Date.

6.21 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date. No Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), or any Letter of Credit shall remain outstanding, each Loan Party shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated

statements of income or operations for such fiscal quarter and for the portion of the Company's fiscal year then ended, and the related consolidated statements of cash flows for such fiscal quarter and for the portion of the Company's fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, vice president-treasury, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in Sections 7.01(a) and 7.01(b) shall be deemed satisfied with respect to the consolidated financial statements of the Company and the Subsidiaries by furnishing the Company's Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualifications or exceptions as to the scope of such audit.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent for delivery to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 7.01(a), but only if available after the use of commercially reasonable efforts, a certificate (or other appropriate reporting means in accordance with applicable auditing standards) of its independent registered public accounting firm stating that in the course of conducting their customary examination, no knowledge was obtained of any Event of Default under Section 8.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company which shall include, in the case of the Compliance Certificate accompanying the financial statements referred to in Section 7.01(a), such supplements to Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c), 6.20(d) and 6.20(e), as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) not later than 45 days after the beginning of each fiscal year of the Company, commencing with the fiscal year beginning January 1, 2011, a projected annual budget of the Company and its Subsidiaries containing, among other things, projected income and cash-flow statements for each quarter of such fiscal year;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC

under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any material audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly after a Responsible Officer of the Company in good faith determines the same could reasonably be expected to have a Material Adverse Effect, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made

available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Side Information;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not marked as "Public Side Information." Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials "PUBLIC."

7.03 Notices.

(a) Promptly notify the Administrative Agent after a Responsible Officer of any Loan Party has obtained knowledge of the occurrence of any Default.

(b) Promptly notify the Administrative Agent after a Responsible Officer of any Loan Party has obtained knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly notify the Administrative Agent after a Responsible Officer of any Loan Party has obtained knowledge of the occurrence of any ERISA Event which is reasonably expected to result in liability to the Company or any other Loan Party in excess of the Threshold Amount.

(d) Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(e) Promptly notify the Administrative Agent of the occurrence of any Disposition or Involuntary Disposition, in each case, for which Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all repairs thereto and renewals and replacements thereof.

7.07 Maintenance of Insurance.

(a) Maintain insurance with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses in localities where such Loan Party or such Subsidiary operates.

(b) Cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder), as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, (i) absent an Event of Default, the Borrowers shall only be required to pay for one such visit and/or inspection per fiscal year and (ii) if an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 7.10, none of the Company nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures, Permitted Acquisitions, Restricted Payments and other lawful corporate purposes, and (b) to refinance certain existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 ERISA Compliance.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.13 Additional Subsidiaries.

Within thirty days after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Company or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Wholly-Owned Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Notwithstanding the forgoing, no Excluded Subsidiary shall be required to become a Guarantor.

7.14 Pledged Assets.

(a) Equity Interests. Cause: (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, with respect to the pledge of Equity Interests issued by Foreign Subsidiaries, no non-United States Law-governed security documents (and related opinions of local counsel) shall be required (x) for Immaterial Foreign Subsidiaries or (y) unless such security documents are requested by the Administrative Agent or the Required Lenders, for Material Foreign Subsidiaries.

(b) Other Property. (i) Cause all owned real and personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations, in each case pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder) and other items of the types required to be delivered pursuant to Sections 5.01(d) and 5.01(e), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Post-Closing Matters.

To the extent not delivered on the Closing Date,

(a) within sixty (60) days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), deliver such executed deposit account control agreements (or similar agreements granting control to the Administrative Agent) with respect to the domestic deposit accounts (other than Excluded Accounts) of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent; and

(b) within ninety (90) days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), deliver a foreign law pledge agreement (or similar security document) with respect to the required pledge of the Equity Interests of e-Financial Group

Limited, together with an opinion of foreign counsel, in each case in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not changed;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers or other similar Persons and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty days or if more than thirty days overdue, that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits and other pledges to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02(a);

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens on insurance proceeds securing the payment of financed insurance premiums to the extent permitted by Section 8.03(h);

(p) non-exclusive licenses or sublicenses of IP Rights in the ordinary course of business that do not interfere in any material respect with the business of any Loan Party or any Subsidiary;

(q) Liens in favor of the L/C Issuer or the Swing Line Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(r) cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted hereunder;

(s) Liens securing Indebtedness permitted in Section 8.03(j); provided that such Liens do not at any time encumber any property other than the property subject to such Liens at the time the Indebtedness secured by such Lien was acquired or assumed;

(t) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted pursuant to Section 8.03(k); and

(u) other Liens (that do not encumber Collateral) securing obligations in an aggregate principal amount outstanding at any time not to exceed $3,000,000.

8.02 Investments.

Make any Investments, except:

(a) Investments held in the form of cash or Cash Equivalents (determined at the time of acquisition thereof);

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d) Investments by (i) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (ii) by any Loan Party in any other Subsidiary that is not a Loan Party (x) the proceeds of which are used to finance a Permitted Acquisition or (y) otherwise in an aggregate amount not to exceed the sum of (A) $3,000,000 plus (B) the aggregate after-tax amount of cash and/or Cash Equivalents repatriated by Foreign Subsidiaries to Loan Parties during the term of this Agreement;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) short-term loans and advances to directors, officers and employees for travel, entertainment, relocation and other analogous purposes in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(g) Guarantees permitted by Section 8.03;

(h) Permitted Acquisitions;

(i) Investments in tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's;

(j) Investments in corporate debt obligations and equities on a case-by-case basis in conjunction with tax strategies; provided that the aggregate amount of such Investments shall not exceed $500,000 at any time outstanding; and

(k) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $3,000,000 in the aggregate at any time outstanding.

Notwithstanding the foregoing, no additional Investments may be made in the Excluded Subsidiaries other than di minimis amounts needed to effectuate transactions permitted pursuant to Section 8.04(d).

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other

reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) if such Indebtedness is subordinated, the subordination provisions of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, renewed or extended;

(c) intercompany Indebtedness outstanding on the Closing Date and intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed, at any one time outstanding, the difference of (A) $15,000,000 minus (B) the aggregate principal amount of Indebtedness outstanding pursuant to Section 8.03(f); and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the difference of (i) $15,000,000 minus (ii) the aggregate principal amount of Indebtedness outstanding pursuant to Section 8.03(e); provided that the aggregate principal amount of all Indebtedness incurred pursuant to this Section 8.03(f) that is secured by Liens shall not exceed $3,000,000 at any time outstanding;

(g) Subordinated Debt;

(h) Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding;

(i) Guarantees with respect to Indebtedness permitted under this Section 8.03; provided that if the underlying Indebtedness is Subordinated Debt, any Guarantees shall be subordinated on the same terms;

(j) Indebtedness of the type described in Section 8.03(e) of any Person that becomes a Subsidiary after the Closing Date as a result of a Permitted Acquisition or otherwise assumed in connection with a Permitted Acquisition, provided that such Indebtedness (and any Guarantees thereof) exists at the time of such Permitted Acquisition, and is not created in contemplation of or in connection with such Permitted Acquisition and refinancings in respect thereof;

(k) Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed $1,000,000 at any time; and

(l) Indebtedness consisting of obligations to pay the seller the deferred purchase price of a Permitted Acquisition, including Earn-Outs.

8.04 Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that (i) if a Borrower is a party to such transaction, such Borrower is the continuing or surviving Person and (ii) if a Loan Party (other than a Borrower) is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) the Company or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that (i) if a the Company is a party to such transaction, the Company is the continuing or surviving Person and (ii) if a Loan Party is a party to such transaction, a Loan Party is the surviving Person and (d) any Subsidiary (other than a Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05 Dispositions.

Make any Disposition except:

(a) Permitted Transfers;

(b) Dispositions permitted by Section 8.04;

(c) sales of non-core assets acquired in connection with a Permitted Acquisition; provided that the fair market value of the non-core assets subject to such sales shall not exceed 10% of the fair market value of the acquired entity or business; and

(d) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Company shall not exceed $2,000,000 (plus any unused amount under this Section 8.05(d) for prior fiscal years).

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Loan Party (other than the Company) and each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Loan Party or Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c) so long as (i) no Default exists immediately prior and after giving effect thereto and (ii) the Loan Parties are in compliance with Section 8.11(b) after giving effect thereto on a Pro Forma Basis, the Company may make other Restricted Payments.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or reasonable extensions thereof.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between or among the Company and its Subsidiaries that are not otherwise prohibited by this Agreement, (b) normal and reasonable compensation and reimbursement of expenses of officers and directors and (c) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in each case, in contravention of Regulation U of the FRB.

8.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than to 2.50 to 1.0.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than to 2.00 to 1.0.

(c) Minimum Liquidity. Permit the sum of (i) availability existing under the Aggregate Revolving Commitments plus (ii) unrestricted cash and Cash Equivalents held by the Company and its Wholly Owned Subsidiaries at any time plus (iii) all Investments held by the Company and its Wholly Owned Subsidiaries pursuant to Sections 8.02(i) and 8.01(j) to be less than $15,000,000 for a period of five (5) or more consecutive Business Days.

8.12 Prepayment of Subordinated Debt, Etc.

(a) Amend or modify any of the terms of any Subordinated Debt except as permitted by the document evidencing such Subordinated Debt or in the intercreditor or subordination agreement relating thereto.

(b) Make (or give any notice with respect thereto) any payment, redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Debt except as permitted by the document evidencing such Subordinated Debt or in the intercreditor or subordination agreement relating thereto; provided, that so long as (i) no Default exists immediately prior and after giving effect thereto and (ii) the Loan Parties are in compliance with Section 8.11(b) after giving effect thereto on a Pro Forma Basis, the Company may make prepayments of Subordinated Debt.

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner adverse to the rights of the Lenders under the Loan Documents.

(b) Change its fiscal year.

(c) In the case of any Loan Party, without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, permit any Person (other than the Company or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries.

8.15 Sale Leasebacks; Synthetic Leases; Securitization Transactions.

Enter into any Sale and Leaseback Transaction, Synthetic Lease or Securitization Transaction.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) Sections 7.01 or 7.02 and such failure continues for five Business Days or (ii) any of Section 7.03(a), 7.05(a) (with respect to the legal existence of the Borrowers only), 7.11, 7.13 or 7.14 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes aware of such failure or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, proving to have been incorrect or misleading in any respect as drafted) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee thereof (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to

which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. The subordination provisions contained in any document evidencing any Subordinated Debt or in any intercreditor or subordination agreement relating thereto for any reason, other than as expressly permitted hereunder or thereunder, shall cease to be in full force and effect.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the applicable Loan Party or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business

with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that so long as no Event of Default exists, such successor Administrative Agent shall be subject to the consent of the Company (not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its

sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i) or 8.01(s); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of "Default Rate" or waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of "Required Lenders" without the written consent of each Lender directly affected thereby;

(vi) release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii) amend Section 1.06 or the definition of "Alternative Currency" without the written consent of each Lender that is obligated to make Credit Extensions to the Borrowers in Alternative Currencies; or

(viii) release the Company or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (iv) a Commitment Increase Amendment shall be effective if executed by the Loan Parties and the Administrative Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered

through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of

such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as

of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than twenty Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise

transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment of Term Loans and Incremental Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder), its outstanding Term Loans and its outstanding Incremental Term Loans on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment, Incremental Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan or Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (payable by the assignee or the assignor); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company's Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective

under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days' notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days' notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions

substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(d) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, "Information" means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender delivers a notice to the Company invoking the operation of Section 3.02 and such notice has not been withdrawn or revoked, (iv) a Lender (a "Non-Consenting Lender") does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender's Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm's-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents.

The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

11.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used

shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

DICE HOLDINGS, INC.,
a Delaware corporation

By:____________________
Name:
Title:

DICE INC.,
a Delaware corporation

By:____________________
Name:
Title:

DICE CAREER SOLUTIONS, INC.,
a Delaware corporation

By:____________________
Name:
Title:

GUARANTORS:

JOBSINTHEMONEY.COM, INC.,
a Delaware corporation

By:____________________
Name:
Title:

TARGETED JOB FAIRS, INC.,
a Delaware corporation

By:____________________
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Linda Lov
Name: Linda Lov
Title: AVP

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Michael T Letsch
Name: Michael T Letsch
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: [signature]
Name:
Title:

Anne Biancardi
Vice President
Credit Executive

KEYBANK, NATIONAL ASSOCIATION,
as a Lender

By: [signature]
Name: James A Gelle
Title: Vice President

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment	Term Loan Commitment	Applicable Percentage of Term Loan Commitment
Bank of America, N.A.	$27,222,222.22	38.88888889%	$7,777,777.78	38.88888889%
JPMorgan Chase Bank, N.A.	$23,333,333.33	33.33333333%	$6,666,666.67	33.33333333%
KeyBank, National Association	$19,444,444.44	27.77777778%	$5,555,555.56	27.77777778%
Total	$70,000,000	100.00000000%	$20,000,000	100.000000000%

<u>Schedule 6.10</u>

INSURANCE

(*See Attached*)

Client#: 34800 DICECOM

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 7/26/2010

PRODUCER
The Rollins Agency, Inc.
800 Westchester Ave, Ste N-311
Rye Brook, NY 10573-1364
914 337-1833

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED
Dice Holdings, Inc.
1040 Avenue of the Americas
New York, NY 10018

INSURERS AFFORDING COVERAGE	NAIC #
INSURER A: Hartford Casualty Ins. Co.	
INSURER B:	
INSURER C:	
INSURER D:	
INSURER E:	

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A	X	GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE X OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PRO-JECT LOC	16UUNTH3782	09/06/09	09/06/10	EACH OCCURRENCE	$1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurence)	$1,000,000
						MED EXP (Any one person)	$10,000
						PERSONAL & ADV INJURY	$1,000,000
						GENERAL AGGREGATE	$2,000,000
						PRODUCTS - COMP/OP AGG	$2,000,000
A		AUTOMOBILE LIABILITY X ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS X HIRED AUTOS X NON-OWNED AUTOS	16UUNTH3782	09/06/09	09/06/10	COMBINED SINGLE LIMIT (Ea accident)	$1,000,000
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
A		EXCESS/UMBRELLA LIABILITY X OCCUR CLAIMS MADE DEDUCTIBLE X RETENTION $ 10000	16HHUAF5411	09/06/09	09/06/10	EACH OCCURRENCE	$10,000,000
						AGGREGATE	$10,000,000
							$
							$
							$
		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below				WC STATU-TORY LIMITS / OTH-ER	
						E.L. EACH ACCIDENT	$
						E.L. DISEASE - EA EMPLOYEE	$
						E.L. DISEASE - POLICY LIMIT	$
		OTHER					

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS
Bank of America, N.A. as Administrative Agent, I.S.A.O.A, A.T.I.M.A is named as additional insured.
Additional Named Insured:
Dice Career Solutions, Inc.
Dice Inc.
(See Attached Descriptions)

CERTIFICATE HOLDER

Bank of America, N.A. as
Administrative Agent,
I.S.A.O.A.,
Mail Code TXI-492-14-06 Bank of
America Plaza 901 Main Street
Dallas, TX 75202-3714

CANCELLATION 10 Days for Non-Payment

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
Markham A. Rollins III

IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

DESCRIPTIONS (Continued from Page 1)

Jobs in the Money.com, Inc.
Targeted Job Fairs, Inc.

DICECOM

ACORD™ EVIDENCE OF COMMERCIAL PROPERTY INSURANCE

DATE (MM/DD/YYYY): 07/09/2010

THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVILEGES AFFORDED UNDER THE POLICY.

PRODUCER NAME, CONTACT PERSON AND ADDRESS	COMPANY NAME AND ADDRESS
PHONE (A/C, No, Ext): 914 337-1833 FAX (A/C, No): 914 337-1596 E-MAIL ADDRESS: The Rollins Agency, Inc. 800 Westchester Ave, Ste N-311 Rye Brook, NY 10573-1364	Hartford Casualty Ins. Co. - Comm 4401 Middle Settlement Road New Hartford, NY 13413 NAIC NO:
CODE: SUB CODE: AGENCY CUSTOMER ID #: 34800	IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH
NAMED INSURED AND ADDRESS Dice Holdings, Inc. 1040 Avenue of the Americas, 16th Floor New York, NY 10018	LOAN NUMBER: POLICY NUMBER: 16UUNTH3782 EFFECTIVE DATE: 07/15/2010 EXPIRATION DATE: 09/06/2010 ☐ CONTINUED UNTIL TERMINATED IF CHECKED
ADDITIONAL NAMED INSURED(S)	THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION (Use additional sheets if more space is required)

LOCATION/DESCRIPTION

COVERAGE INFORMATION

CAUSE OF LOSS FORM: ☐ BASIC ☐ BROAD ☒ SPECIAL ☐ OTHER

COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: $ — DED: 5,000

	YES	NO	
BUSINESS INCOME / RENTAL VALUE	X		If YES, LIMIT: 9,234,167 ☐ Actual Loss Sustained # of months:
BLANKET COVERAGE	X		If YES, indicate amount of insurance on properties identified above: $ 4,425,000
TERRORISM COVERAGE	X		Attach signed Disclosure Notice / DEC
IS COVERAGE PROVIDED FOR "CERTIFIED ACTS" ONLY?			If YES, SUB LIMIT: DED:
IS COVERAGE A STAND ALONE POLICY?			If YES, LIMIT: DED:
DOES COVERAGE INCLUDE DOMESTIC TERRORISM?			If YES, SUB LIMIT: DED:
COVERAGE FOR MOLD			If YES, LIMIT: DED:
MOLD EXCLUSION (If "YES", specify organization's form used)			
REPLACEMENT COST	X		
AGREED AMOUNT		X	
COINSURANCE		X	If YES, %
EQUIPMENT BREAKDOWN (If Applicable)	X		If YES, LIMIT: Included DED:
LAW AND ORDINANCE - Coverage for loss to undamaged portion of building		X	If YES, LIMIT: DED:
- Demolition Costs			If YES, LIMIT: DED:
- Incr. Cost of Construction			If YES, LIMIT: DED:
EARTHQUAKE (If Applicable)		X	If YES, LIMIT: DED:
FLOOD (If Applicable)		X	If YES, LIMIT: DED:
WIND / HAIL (If Separate Policy)			If YES, LIMIT: DED:
PERMISSION TO WAIVE SUBROGATION PRIOR TO LOSS	X		

REMARKS - Including Special Conditions (Use additional sheets if more space is required)

Additional Named Insureds:
Dice Career Solutions, Inc.
(See Attached Remarks)

CANCELLATION

10 Days for Non-Payment

THE POLICY IS SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE COMPANY WILL GIVE THE ADDITIONAL INTEREST IDENTIFIED BELOW 30 DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO THE POLICY THAT WOULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW.

ADDITIONAL INTEREST

NAME AND ADDRESS	LENDER SERVICING AGENT NAME AND ADDRESS
Bank of America, N.A. as Administrative Agent, I.S.A.O.A, A.T.I.M.A. Mail Code TXI-492-14-06 Bank of America Plaza 901 Main Street Dallas, TX 75202-3714	
☐ MORTGAGEE X Lender's Loss Payee ☐ LOSS PAYEE X Additional Insured	AUTHORIZED REPRESENTATIVE Markham A. Rollins III

REMARKS (Continued from page 1.)

Additional Named Insureds:
Dice Inc.
Jobs in the Money.com, Inc.
Targeted Job Fairs, Inc.

****Blanket Coverage Information****

Blanket #1 Personal Property Amt: 4,425,000 Ded: $5,000
Cause of Loss: Special
Valuation: Replacement Cost
Agreed Amount Applies

Blanket #2 Business Income/Extra Expense Amt: 9,234,167 Ded: 24
Cause of Loss: Special
Agreed Amount Applies
Deductible Type: Hours

*** Commercial Property Policy Level Coverages ***

Location #: 1 1040 Avenue of Americas New York, NY 10018 Dice Headquarters Office -
Business Personal Property - $200,000
Location #: 2 6200 Park Avenue Des Moines, IA 50321 Server location - McLeod USA
Business Personal Property - $1,000,000
Location #: 3 4101 North West Urbandale Drive Urbandale, IA 50322 offices & servers
Business Personal Property - $3,000,000
Location #: 4 4441 Glenway Avenue Cincinnatti 45205, OH
Business Personal Property - $25,000
Location #: 5 4330 114th Street Urbandale, IA 50322 Office/Storage
Business Personal Property - $200,000

Property in Transit
Cause of Loss: Special
Limit: 125,000
Deductible: $5,000
Replacement Cost: Yes
Agreed Amount: Yes

Property at Unnamed Locations incl Exhibition, Fari or Trade show
Cause of Loss: Special
Limit: 100,000
Deductible: $5,000
Replacement Cost: Yes
Agreed Amount: Yes

Property at Exhibition, Fair or Trade Show
Cause of Loss: Special
Limit: 125,000
Deductible: $5,000
Replacement Cost: Yes
Agreed Amount: Yes

****** Description of Operations ******
Bank of America, N.A. as Administrative Agent, I.S.A.O.A., A.T.I.M.A. is included as lender's loss payee.

Schedule 6.13

SUBSIDIARIES

Name	Jurisdiction of Incorporation	Ownership of Capital Stock
Dice Inc.	Delaware	100% of Capital Stock owned by Dice Holdings, Inc.
Jobsinthemoney.com, Inc.	Delaware	100% of Capital Stock owned by Dice Holdings, Inc.
eFinancial Group Limited	United Kingdom	100% of Capital Stock owned by Dice Holdings, Inc.
eFinancial Careers Limited	United Kingdom	100% of Capital Stock owned by eFinancial Group Limited
Dice Career Solutions, Inc.	Delaware	100% of Capital Stock owned by Dice Inc.
Targeted Job Fairs, Inc.	Delaware	100% of Capital Stock owned by Dice Career Solutions, Inc.
eFinancial Careers Canada	Nova Scotia	100% of Capital Stock owned by JobsintheMoney.com, Inc.
Dice India Holdings, Inc. [Dormant]	Delaware	100% of Capital Stock owned by Dice Inc.
WorldWideWorker D.B. BV	The Netherlands	100% of Capital Stock owned by eFinancialCareers Limited
eFinancial Careers Pte. Limited	Singapore	100% of Capital Stock owned by eFinancialCareers Limited
eFinancial Careers Pty. Limited	Australia	100% of Capital Stock owned by eFinancialCareers Limited
WorldWideWorker FZ-LLC	Dubai	100% of Capital Stock owned by WorldwideWorker D.B. BV
Hay Holdings Limited [Dormant]	British Virgin Islands	100% of Capital Stock owned by eFinancial Group Limited
MUP, Inc. (formerly Measure Up, Inc.) [Dormant]	Georgia	100% of Capital Stock owned by Dice Inc.
EW Knowledge Products, Inc. [Dormant]	Florida	100% of Capital Stock owned by Dice Inc.

Schedule 6.17(a)

REGISTERED INTELLECTUAL PROPERTY RIGHTS

1. U.S. Trademarks

Mark	Loan Party	Registration Number	Registration Date	Description of Goods and Services Claimed
DICE	Dice Career Solutions, Inc.	2158101	19 May 1998	Computerized services in the nature of providing access to employment recruiting data bases and electronic mail services
CLEARANCEJOBS.COM (AND DESIGN)	Dice Career Solutions, Inc.	2919153	18 Jan. 2005	Job placement, name, providing career information via a job board on a global computer network.
THE CAREER HUB FOR TECH INSIDERS	Dice Career Solutions, Inc.	3616480	5 May 2009	Publications, namely newsletters and articles in the fields of employment, recruitment, careers, job resources, job listing and resumes. Online computer services, namely providing access to employment recruiting databases. Providing career information via Internet; providing information about employment recruiting, career networking, job placement and resume preparation. Providing online non-downloadable and e-mail publications, namely newsletters and articles in the fields of employment, recruitment, careers, job resources, job listings and resumes.
JOBSINTHEMONEY	Jobsinthemoney.com, Inc.	3503820	23 Sept. 2008	Providing an online searchable database featuring employment opportunities; providing information and articles in the fields of employment, recruitment, careers, job resources, job listings and resumes, and providing career information. Providing online publications in the nature of newsletters in the fields of employment, recruitment, careers, job resources, job listings and resumes; careers counseling.

2. U.S. Copyrights

Copyright Title	Loan Party	Registration Number	Registration Date
The Official Dice Technology Job Search Guide	Dice Career Solutions, Inc.	TX0006998413	20 May 2008

Schedule 6.17(b)

MATERIAL DOMAIN NAMES

Loan Party	Held (Owned, Assigned or Licensed)	Name of Website or Domain Name
Dice Holdings, Inc.	Owned All domains registered with GoDaddy	Dice.com DiceLearning.com ClearanceJobs.com TargetedJobFairs.com AllHealthcareJobs.com

Schedule 6.20(a)

LOCATIONS OF REAL PROPERTY

Loan Party	Owned/Leased	Location	Name and Address of Landlord
Dice Holdings, Inc. Corporate Headquarters	Leased	1040 Avenue of the Americas New York, New York 10018	1040 Avenue of the Americas LLC 13-15 W. 54th Street New York, NY 10019
Dice Career Solutions, Inc. Office/Servers	Leased	4101 N.W. Urbandale Drive Urbandale, Iowa	K.C. Holdings, Inc. 16190 Laurel Street Waukee, IA
Dice Career Solutions, Inc. Office/Storage	Leased	Aurora Business Park 4330 114th Street Urbandale, Iowa	Aurora Business Park I, LLC c/o R&R Investors, Ltd. 1225 Jordan Creek Parkway, Sutie 200 West Des Moines IA 50266
Targeted Job Fairs, Inc.	Leased	4441 Glenway Avenue Cincinnati, Ohio	WKC Investments LLC 6939 Westin Ridge Cleves, OH 45002
Dice Career Solutions, Inc. Servers	Leased	6200 Park Avenue Des Moines, Iowa	Co-Location Services Agreement and Schedule of Supplemental Terms and Conditions dated as of May 25, 2001 between McLeodUSA 6400 C. Street, S.W. Cedar Rapids IA 52406-3177
Worldwideworker/Dice Career Solutions, Inc.	Leased	1900 West Loop South Suite 890, Houston, Texas	Transwestern 1900 West Loop South Suite 1300 Houston, TX 77027

Schedule 6.20(b)

LOCATIONS OF TANGIBLE PERSONAL PROPERTY

Loan Party	Location
Dice Holdings, Inc. Corporate Headquarters	1040 Avenue of the Americas New York, New York 10018
Dice Career Solutions, Inc. Office/Servers	4101 N.W. Urbandale Drive Urbandale, Iowa
Dice Career Solutions, Inc. Office/Storage	Aurora Business Park 4330 114th Street Urbandale, Iowa
Targeted Job Fairs, Inc.	4441 Glenway Avenue Cincinnati, Ohio
Dice Career Solutions, Inc. Servers	6200 Park Avenue Des Moines, Iowa
Worldwideworker/Dice Career Solutions, Inc.	1900 West Loop South Suite 890 Houston, Texas
* Several of our salespeople employed by the Loan Parties work from their home offices in various jurisdictions. They may each from time to time hold de minimis amounts of company property	Various Locations

Schedule 6.20(c)

LOCATION OF CHIEF EXECUTIVE OFFICE, TAXPAYER IDENTIFICATION NUMBER, ETC.

Name of Loan Party	Address(es) of Chief Executive Office or Principal Place of Business	Federal Taxpayer Identification Number	Organizational Number
Dice Holdings, Inc.	1040 Avenue of the Americas 16th Floor New York, New York 10018	20-3179218	Delaware Reg. No. 3991236
Dice Career Solutions, Inc.	4141 NW Urbandale Drive Urbandale, Iowa 50322	42-1484389	Delaware Reg. No. 2997142
Dice Inc.	1040 Avenue of the Americas 16th Floor New York, New York 10018	13-3899472	Delaware Reg. No. 2762931
Targeted Job Fairs, Inc.	4441 Glenway Avenue Cincinnati, Ohio	26-1463892	Delaware Reg. No. 4439701
JobsintheMoney.com, Inc.	1040 Avenue of the Americas 16th Floor New York, New York 10018	74-2911111	Delaware Reg. No. 3008758

Schedule 6.20(d)

CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE

In August 2005, Dice Inc. is acquired by Dice Holdings, Inc., which is owned equally by General Atlantic LLC and Quadrangle LLC, private equity firms in New York City.

In October 2006, Dice Holdings, Inc. acquired eFinancialCareers and JobsintheMoney through the purchase of eFinancialGroup Limited.

In July 2007, Dice Holdings, Inc. completed its initial public offering and its stock began trading on the New York Stock Exchange under the ticker symbol DHX.

In June 2009, Dice Career Solutions, Inc. acquired substantially all the assets of the AllHealthcareJobs.com business from Intravision Software Inc.

In May 2010, Dice Holdings, Inc. acquired WorldwideWorker.com.

Schedule 6.20(e)

DEPOSIT AND INVESTMENT ACCOUNTS

Name of Loan Party Holding Account	Description of Account	Name of Bank, Address and Contact Information	Excluded Account
[redacted]			
Miles Capital West Des Moines, IA	Securities Investment & Liquidity	Tina Gordinier, Relationship Manager (515) 226-7015 1415 28th Street, Suite 200 West Des Moines, IA 50266	No
Miles Capital West Des Moines, IA	Custody Custodial	Sandra Stanley Administrative Office 1601 22nd Street West Des Moines, IA 50266	No
[redacted]			
Miles Capital West Des Moines, IA	Securities Investment & Liquidity	Tina Gordinier, Relationship Manager (515) 226-7015 1415 28th Street, Suite 200 West Des Moines, IA 50266	Yes
West Bank West Des Moines, IA	Custody Custodial	Sandra Stanley Administrative Office 1601 22nd Street West Des Moines, IA 50266	Yes
[redacted]			
Bank of America Urbandale, IA	DDA Operations – Checking/Sweep Credit Car Processing	Karen Merrill Senior Vice President (314) 466-4760 Global Treasury Services 800 Mark Street St. Louis, MO 63101	No
Bank of America Urbandale, IA	Depository Plus Credit Card Processing	Karen Merrill Senior Vice President (314) 466-4760 Global Treasury Services 800 Mark Street St. Louis, MO 63101	Yes
Bank of America Urbandale, IA	Depository Plus Credit Card Processing	Karen Merrill Senior Vice President (314) 466-4760 Global Treasury Services 800 Mark Street St. Louis, MO 63101	Yes

Schedule 8.01

LIENS EXISTING ON THE CLOSING DATE

No.	File No. and File Date	Jurisdiction	Debtor(s)	Secured Party	Collateral Description
1.	#20074625116 December 7, 2007	Delaware	Dice Career Solutions, Inc.	Bankers Leasing Company	Specific Equipment (postage machine)

Schedule 8.02

INVESTMENTS EXISTING ON THE CLOSING DATE

None.

Schedule 8.03

INDEBTEDNESS EXISTING ON THE CLOSING DATE

None.

Schedule 11.02

CERTAIN ADDRESSES FOR NOTICES

Loan Parties:

Dice Holdings, Inc.
Dice Career Solutions, Inc.
Dice Inc.
Targeted Job Fairs, Inc.
JobsintheMoney.com, Inc.

c/o Dice Holdings, Inc.
1040 Avenue of the Americas
16th Floor
New York, New York 10018
Attention: Brian Campbell

with a copy to:

White & Case LLC
1155 Avenue of the Americas
New York, New York 10036
Attention: David Koschik

Administrative Agent:

For operational notices (borrowings, payments, etc.)

Bank of America, N.A.
Street Address 901 Main St.
MailCode:TX-492-14-14
City, State ZIP Code: Dallas, TX 75202-3714
Attention: Mary H. Porter
Telephone: 214-209-9192
Telecopier: 214-290-9674
Electronic Mail: Mary.H.Porter@baml.com
Account No.: [redacted]
Ref: Dice Holdings
ABA# 026-009-593

Other Notices as Administrative Agent:
(Financial Statements, Compliance Certificate and other Notices to the Bank Group
Bank of America, N.A.
Agency Management
Street Address: 231 S. LaSalle St.
MailCode:IL1-231-10-41
City, State ZIP Code: Chicago, IL 60604
Attention: Linda K. Lov
Telephone: 312-828-8010
Telecopier: 877-206-1766

Electronic Mail: Linda.K.Lov@baml.com

Bank of America, N.A., as L/C Issuer:
Bank of America, N.A.
Trade Operations
Street Address: 1 Fleet Way
Mail Code: PA6-580-02-30
City, State ZIP Code: Scranton, PA 18507
Attention: Alfonso (Al) Malave
Telephone: 570-330-4212
Telecopier: 570-330-4186
Electronic Mail: alfonzo.malave@baml.com

Swing Line Lender:

Bank of America, N.A.
Street Address 901 Main St.
MailCode:TX-492-14-14
City, State ZIP Code: Dallas, TX 75202-3714
Attention: Mary H. Porter
Telephone: 214-209-9192
Telecopier: 214-290-9674
Electronic Mail: Mary.H.Porter@baml.com
Account No.: [redacted]
Ref: Dice Holdings
ABA# 026-009-593

Exhibit 2.02

FORM OF LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among DICE HOLDINGS, INC., a Delaware corporation (the "Company"), the other Borrowers party thereto, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving][Term] Loans

☐ A conversion or continuation of [Revolving][Term] Loans

1. On ________________ (a Business Day).

2. In the amount of $_________________.

3. Comprised of _______________.
   [Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of ___ months.

5. Applicable Currency:_______________.

6. Name of Borrower:_________________.

[With respect to such Borrowing, the undersigned hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.]

DICE HOLDINGS, INC.,
a Delaware corporation

By: ______________________________
Name: ____________________________
Title: _____________________________

Exhibit 2.04

FORM OF SWING LINE LOAN NOTICE

Date: __________, 20__

To: Bank of America, N.A., as Swing Line Lender

Cc: Bank of America, N.A., as Administrative Agent

Re: Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of July 29, 2010 among DICE HOLDINGS, INC., a Delaware corporation (the "Company"), the other Borrowers party thereto, the Guarantors party thereto, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

1. On __________, 20__ (a Business Day).

2. In the amount of $__________.

3. Name of Borrower:________________________.

With respect to such Borrowing of Swing Line Loans, the undersigned hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing of Swing Line Loans.

DICE HOLDINGS, INC.,
a Delaware corporation

By:______________________________
Name:
Title:

Exhibit 2.11(a)

FORM OF NOTE

____________, 20__

FOR VALUE RECEIVED, the undersigned (the "Borrowers"), hereby jointly and severally promise to pay to ____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to one or more of the Borrowers under that certain Credit Agreement, dated as of July 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as set forth in Section 2.04(f), all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the applicable currency in Same Day Funds at the Administrative Agent's Office for such currency If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DICE HOLDINGS, INC.,
a Delaware corporation

By:____________________________
Name:
Title:

DICE INC.,
a Delaware corporation

By:____________________________
Name:
Title:

DICE CAREER SOLUTIONS, INC.,
a Delaware corporation

By:____________________________
Name:
Title:

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended ________________, 20___.

I, ____________________, [Title] of DICE HOLDINGS, INC., a Delaware corporation (the "Company") hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of July 29, 2010 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrowers, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:

(a) The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b) Since __________ (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement;

[(c) (select one):

☐ Attached hereto are such supplements to Schedules 6.13 (Subsidiaries), 6.17 (IP Rights), 6.20(a) (Locations of Real Property), 6.20(b) (Locations of Tangible Personal Property), 6.20(c) (Location of Chief Executive Office, Taxpayer Identification Number, Etc.), 6.20(d) (Changes in Legal Name, State of Formation and Structure) and 6.20(e) (Deposit and Investment Accounts) of the Credit Agreement, such that, as supplemented, such Schedules are accurate and complete as of the date hereof.

☐ No such supplements are required at this time.][1]

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement as of the end of the fiscal period referred to above.

This ______ day of __________, 20__.

DICE HOLDINGS, INC.,
a Delaware corporation

By:______________________
Name:
Title:

---

[1] To be included with the annual financial statements.

Attachment to Officer's Certificate

Computation of Financial Covenants
For the Fiscal Quarter/Fiscal Year ended ______________, 20____ (the "Statement Date")

1. Consolidated Leverage Ratio

(a) Consolidated Funded Indebtedness as of the Statement Date

(i)	all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$____________
(ii)	all purchase money Indebtedness:	$____________
(iii)	the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, in each case to the extent issued or provided in respect of obligations that constitute Indebtedness:	$____________
(iv)	any unreimbursed drawings under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, in each case to the extent not issued or provided in respect of obligations that constitute Indebtedness:	$____________
(v)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$____________
(vi)	all Attributable Indebtedness:	$____________
(vii)	all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference <u>plus</u> accrued and unpaid dividends:	$____________
(viii)	all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vii) above of another Person:	$____________
(ix)	all Indebtedness of the types referred to in clauses (i) through (viii) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person:	
(x)	Consolidated Funded Indebtedness (i)+(ii)+(iii)+(iv)+(v)+(vi)+(vii)+(viii)+(ix)	$____________

(b) Consolidated EBITDA for the four quarter period ending on the Statement Date

(i)	Consolidated Net Income for such period:	$____________
(ii)	Consolidated Interest Charges for such period:	$____________
(iii)	the provision for federal, state, local and foreign income taxes payable for such period:	$____________

(iv)	the amount of depreciation and amortization expense for such period:	$__________
(v)	non-cash stock option expenses deducted for the period:	$__________
(vi)	losses during such period resulting from the Disposition of any asset of the Company or any Subsidiary outside the ordinary course of business, to the extent permitted by the Credit Agreement:	$__________
(vii)	writeoff of debt discount and debt issuance costs and commissions, discounts and other similar fees and charges associated with Indebtedness of the Company and its Subsidiaries (including in respect of the Credit Agreement):	$__________
(viii)	any non-cash charges associated with impairment and disposal of long-lived assets pursuant to FAS 144:	$__________
(ix)	any reasonable transaction related fees and expenses incurred in connection with any equity offering or any other offering of securities by the Company:	$__________
(x)	any extraordinary or non-recurring non-cash expenses or losses including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business:	$__________
(xi)	reasonable transaction related fees and expenses incurred by such Person or its Subsidiaries in connection with the transactions contemplated to be consummated under the Credit Agreement on the Closing Date in an aggregate amount not to exceed $250,000:	$__________
(xii)	writeoff of non-cash deferred revenue in connection with purchase accounting applied in respect of any Permitted Acquisition (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such Acquisition):	$__________
(xiii)	writeoff of non-cash stock compensation expense, if any:	$__________
(xiv)	business interruption insurance proceeds to the extent not already included in Consolidated Net Income:	$__________
(xv)	non-cash income or gains for such period:	$__________
(xvi)	interest income:	$__________
(xvii)	any income or gain during such period resulting from the Disposition of any asset of the Company or any Subsidiary outside of the ordinary course of business:	$__________
(xviii)	Consolidated EBITDA: (i)+(ii)+(iii)+(iv)+(v)+(vi)+(vii)+(viii)+(ix)+(x)+(xi)+(xii)+(xiii)+ (xiv) – (xv) – (xvi) – (xvii)	$__________

(c) Consolidated Leverage Ratio
(a)(x) / (b)(xviii) ________ to 1.0

Maximum permitted: 2.50 to 1.0

2. Consolidated Fixed Charge Coverage Ratio

(a) Consolidated Adjusted EBITDA

(i) Consolidated EBITDA for the four quarter period ending on the Statement Date (see Line 1(b)(xviii) above) $____________

(ii) **Consolidated Capital Expenditures for such period:** $____________

(iii) **income taxes paid in cash during such period:** $____________

(iv) Consolidated Adjusted EBITDA: (i) – (ii) – (iii) $____________

(b) Consolidated Fixed Charges for the four quarter period ending on the Statement Date

(i) the cash portion of Consolidated Interest Charges for such period: $____________

(ii) Consolidated Scheduled Funded Debt Payments for such period: $____________

(iii) Restricted Payments (other than those made pursuant to Sections 8.06(a) and 8.06(b) of the Credit Agreement) made during such period: $____________

(iv) prepayments in respect of Subordinated Debt made during such period: $____________

(v) Consolidated Fixed Charges (i)+(ii)+(iii)+(iv) $____________

(c) Consolidated Fixed Charge Coverage Ratio (a)(iv) / (b)(v) _________ to 1.0

Maximum permitted: 2.00 to 1.0

3. Minimum Liquidity

(a) availability existing under the Aggregate Revolving Commitments: $____________

(b) unrestricted cash and Cash Equivalents held by the Company and its Wholly Owned Subsidiaries at any time: $____________

(c) all Investments held by the Company and its Wholly Owned Subsidiaries pursuant to Sections 8.02(i) and 8.01(j) of the Credit Agreement: $____________

(d) Minimum Liquidity: (a)+(b)+(c) $____________

Minimum permitted: Not to be less than $15,000 for a period of five (5) or more consecutive Business Days

Exhibit 7.13

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the "Agreement"), dated as of ____________, 20__, is by and between ____________________, a _________________ (the "Subsidiary"), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the "Credit Agreement"), dated as of July 29, 2010, by and among DICE HOLDINGS, INC., a Delaware corporation (the "Company"), the other Borrowers party thereto, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.13 of the Credit Agreement to cause the Subsidiary to become a "Guarantor".

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an "Obligor" (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent that:

(i) The Subsidiary's chief executive office, tax payer identification number, organization identification number, and chief place of business are located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii) The location of all owned and leased real property of the Subsidiary is as shown on Schedule 2 attached hereto.

(iii) The Subsidiary's legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv) The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

(v) The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the Subsidiary.

3. The address of the Subsidiary for purposes of all notices and other communications is ____________________, ____________________________, to the Attention of ______________ (Facsimile No. ____________).

4. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:________________________
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:________________________
Name:
Title:

Schedule 1
TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number and Chief Place of Business of Subsidiary]

Subsidiary	Address(es) of Chief Executive Office or Principal Place of Business	Federal Taxpayer Identification Number	Organizational Number

Schedule 2
TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Subsidiary	Owned/Leased	Location	Name and Address of Landlord

Schedule 3
TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4
TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Subsidiary	Type of Intellectual Property Right	Registration Number	Date of Registration	Description of Material Intellectual Property Right

Schedule 5
TO FORM OF JOINDER AGREEMENT

[Deposit and Investment Accounts]

Name of Loan Party Holding Account	Description of Account	Name of Bank, Address and Contact Information	Exluded Account (Y/N)
[SUBSIDIARY]			

Exhibit 11.06(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [*Insert name of Assignor*] (the "Assignor") and [*Insert name of Assignee*] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________
[and is an Affiliate/Approved Fund of [*identify Lender*][2]]

3. Borrowers: Dice Holdings, Inc., a Delaware corporation, Dice Inc., a Delaware corporation and Dice Career Solutions, Inc., a Delaware corporation

4. Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement dated as of July 29, 2010 among Borrowers, the Guarantors party thereto, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

6. Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[4]

[2] Select as applicable.
[3] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Commitment," "Tranche B Term Loan Commitment," etc.)

	$	$	%
	$	$	%
	$	$	%

[7. Trade Date: ______________][5]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A. as
Agent

By_________________________________
Title:

[Consented to:][7]

[BANK OF AMERICA, N.A., as L/C Issuer][and Swing Line Lender]

By________________________________
Title:

[DICE HOLDINGS, INC.]

By________________________________

[3] Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[6] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7] To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 11.06(b)(iv)

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(See attached.)

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO: ______________________________

*FAX #*______________________________

I. Borrower Name: ______________________________

$____________________ Type of Credit Facility ____________________

II. Legal Name of Lender of Record for Signature Page:

____

- **Signing Credit Agreement** _____**YES** _____**NO**
- **Coming in via Assignment** _____**YES** _____**NO**

III. Type of Lender: ______________________________
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:

____
____
____
____

V. Eurodollar Address:

____
____
____
____

VI.* Contact Information*:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact
Name:			
Title:			
Address:			
Telephone:			
Facsimile:			
E Mail Address:			

Does Secondary Operations Contact need copy of notices? ___YES ___NO

Bank of America

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel
Name:			
Title:			
Address:			
Telephone:			
Facsimile:			
E Mail Address:			

VII. Lender's Standby Letter of Credit, Commercial Letter of Credit, and Bankers' Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

____
(Bank Name)

____
(ABA #)

____
(Account #)

____
(Attention)

VIII. Lender's Fed Wire Payment Instructions:

Pay to:

____
(Bank Name)

____
(ABA#) (City/State)

____
(Account #) (Account Name)

____
(Attention)

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): __ __ - __ __ __ __ __ __ __

Tax Withholding Form Delivered to Bank of America*:

_________ **W-9**

_________ **W-8BEN**

_________ **W-8ECI**

_________ **W-8EXP**

_________ **W-8IMY**

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **An original tax form must be submitted.**

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **Original tax form(s) must be submitted**.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). **Please be advised that we require an original form W-9.**

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Tax Form Tool Kit (2006) (2).doc

X. Bank of America Payment Instructions:

Pay to: Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. # [redacted]
Attn: Corporate Credit Services
Ref: Name of Facility

3/1/07 Revision